Exhibit 6.2

AMENDMENT NO. 1 TO

AGREEMENT OF PURCHASE, SALE, AND CO-OWNERSHIP

This AMENDMENT NO. 1 TO AGREEMENT OF PURCHASE, SALE, AND CO-OWNERSHIP (the “Amendment”) to the Agreement of Purchase, Sale, and Co-Ownership (the “Agreement”), dated July 17, 2019, by and between My Racehorse CA LLC, a Nevada limited liability company (the “Purchaser”) and Spendthrift Farm, LLC, a Kentucky limited liability company (the “Seller”) is entered into on November 27, 2020 (“Effective Date”), with reference to the following facts:

RECITALS

A.               WHEREAS, capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such term as set forth in the Agreement;

B.                WHEREAS, Purchaser and Seller were co-owners of the thoroughbred colt, Wayne O (the “Horse”), as tenants in common (the “Co-Ownership”) pursuant to the terms of the Agreement;

C.                WHEREAS, due to the Horse’s gait behind and resulting range of motion limitations from the gait, the Trainer of the Horse has recommended that the Horse be gelded;

D.                WHEREAS, pursuant to Section 4 of the Agreement, in the event the Horse wins a Grade 1 race in the United States, the Seller would pay the Co-Ownership a bonus (the “Bonus”) of the sum of Six Million US Dollars (US$6,000,000);

E.                WHEREAS, prior to the execution of the Agreement, the parties intended that if Seller were to pay the Bonus, then Seller would be entitled to (i) a credit towards the stud fees equal to the Bonus in the event Seller purchased the Horse at the end of the Horse’s racing career, or (ii) the proceeds of the stud fees equal to the Bonus in the event Seller decided not to purchase the Horse (the “Original Intent”);

F.                WHEREAS, the Original Intent of the parties regarding the Bonus was not properly captured and articulated in the Agreement, and thus, the parties desire to amend the Agreement to (i) allow the Manager to geld the Horse, and (ii) eliminate the Bonus and any reference thereto since once the horse is gelded, the Horse will no longer be able to be sold for stud fees, rendering the purpose of the Bonus moot;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AMENDMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby amend the Agreement as follows:

1.                Deletion of Section 7(b). Section 7(b) of the Agreement (Transfer of Breeding Rights) shall be deleted in its entirety.

2.                Amendment to Section 14. Section 14 of the Agreement (Management) is hereby amended and restated in its entirety as follows:

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“Purchaser of the Horse shall have responsibility for the management of the racing of the Horse during the term of the Co-Ownership. All decisions of the racing of the Horse, including without limitation, decisions regarding the training and racing, shall be made by Purchaser of the Horse in accordance with the terms and conditions of this Agreement, and more specifically the Co-Ownership Agreement. In performing its rights, duties and obligations hereunder, Purchaser shall employ the degree of care customarily employed in the management of thoroughbred race horses in training in the United States of America. The Horse shall not be entered or run in any claiming race nor given any medical treatment or operation without first obtaining the prior written consent of Seller. After the Closing the Horse shall run in each race in which he is entered in the name of Purchaser and the Seller and shall run in the racing silks of Purchaser.”

3.                Amendments to Exhibit C of the Agreement.

(a)	Amendment to Section 4 to Exhibit C of the Agreement. Section 4 to Exhibit C of the Agreement is hereby amended and restated in its entirety as follows:

“Purpose of Co-Ownership. The purpose of the Co-Ownership is to train, race, and/or sell the Horse listed on Schedule I. All racing income, marketing, sponsorship or other income, together with the value of the Interest shall accrue to the benefit of the Co-Ownership. The Horse shall retire from racing after the Breeders’ Cup Races in 2021 if the Horse has won a Grade 1 race prior to such date, but if the Horse has not won a Grade 1 race by such date, then the Horse shall continue to race through the Breeders’ Cup Races in 2022. Initial Owner shall have the first right to purchase the Horse upon his retirement from racing within ten (10) days after a price for the Horse has been determined based on the average of three (3) appraisals from three (3) independent appraisers reasonable acceptable to the Co-Owners. If the Initial Owner elects not to purchase the Horse at the average price determined by such appraisers, then the Horse shall be sold at the next available public auction or prior thereto by private treaty, and any proceeds shall by divided pro-rata among the Co-Owners. If the Initial Owner elects to purchase the Horse at the average price of the three (3) appraisers, then the purchase price shall be paid by the Initial Owner to the Co-Ownership within five (5) days after such election.”

(b)	Amendment to Schedule I to Exhibit C of the Agreement. The following authorization regarding gelding in Schedule I to Exhibit C of the Agreement is hereby amended and restated in its entirety as follows:

“Gelding the Horse (if it’s a colt): Permitted”

4.                Miscellaneous.

(a)       Effect on the Agreement. Except as provided herein, the Agreement shall remain in full force and effect and otherwise unchanged. In the event of any inconsistencies between the Agreement and this Amendment, the terms of this Amendment shall take precedence.

(b)       References to Agreement. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith or herewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

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(c)       Governing Law. This Amendment shall be construed, interpreted, and enforced under the laws of the State of California.

(d)       Binding Effect. This Amendment is binding upon and shall inure to the benefit of the Company, the Agreement participants, and their permitted successors and assigns.

(e)       No Third-Party Beneficiaries. There are no third-party beneficiaries of this Amendment. None of the provisions of this Amendment shall be for the benefit of or enforceable by any third-party creditor of the Company.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the Effective Date.

MY RACEHORSE CA LLC:

By: /s/ Joe Mishak
Joe Mishak, Operations Manager

SPENDTHRIFT FARM, LLC:

By: /s/ B. Wayne Hughes
Name: B. Wayne Hughes
Title: _______________________

[Signature Page to Amendment No. 1 to Agreement of Purchase, Sale, and Co-Ownership]

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